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Exhibit 21.1

Subsidiaries of Frontline Communications Corporation

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
             Name                                   Jurisdiction
             ----                                   ------------

WOW Factor, Inc.                                     New Jersey

CLEC Communications Corporation.                     Delaware

FNT Communications Corporation                       New York

Proyecciones y Ventas Organizadas, S.A. de C.V.      Mexico
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